Exhibit 23.7

Consent of iResearch Consulting Group

October 22, 2013

500.com Limited

500.com Building

Shenxianling Sports Center

Longgang District, Shenzhen 518115

People’s Republic of China

Ladies and Gentlemen:

iResearch Consulting Group hereby consent to references to their name in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of 500.com Limited (the “Company”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

iResearch Consulting Group further consent to inclusion of information, data and statements from the report entitled “China Lottery Industry Research Report” (the “Report”) in the Company’s Registration Statement and the SEC Filings, and citation of the Report in the Company’s Registration Statement and the SEC Filings.

iResearch Consulting Group also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully

For and on behalf of
iResearch Consulting Group (seal)

/s/ Zou Lei
Name:	Zou Lei
Title:	Vice President